UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2011

Tutor Perini Corporation
(Exact name of registrant as specified in its charter)

Massachusetts	1-6314	04-1717070
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 362-8391

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 21, 2011, Tutor Perini Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with James A. Frost.  As announced previously on March 23, 2009, Mr. Frost serves as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Since the announcement date discussed above, Mr. Frost has served in this role without an employment agreement.  As part of the negotiations with Mr. Frost concerning his Employment Agreement, the Company and he agreed to make the terms of the Employment Agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Frost will receive an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and will be eligible to participate in the Company’s equity incentive plan. Mr. Frost is also entitled to various perquisites and benefits set forth in the Employment Agreement.  Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, approved a merit-based increase of $50,000 to Mr. Frost’s annual base salary, resulting in a current annual base salary of $725,000.

The Employment Agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

If the Company terminates Mr. Frost’s employment for any reason other than for Cause or disability, or Mr. Frost terminates his employment for Good Reason, (as such terms are defined in the Employment Agreement), he will be entitled to receive: (1) a severance package consisting of (a) any earned but unpaid base salary through the date of termination and any declared but unpaid annual bonus, (b) a pro rata bonus for the calendar year in which Mr. Frost’s employment ends in the amount of the bonus that would have been paid to Mr. Frost had he remained with the Company for that entire calendar year, pro rated for the portion of the year prior to his termination, (c) all accrued benefits to which he is entitled as of the date of termination and (d) a cash lump sum payment equal to one and one half (1.5) times the sum of his base salary and target bonus for the year of termination, (2) immediate vesting of all outstanding equity awards held by Mr. Frost, and (3) continued benefits for Mr. Frost and his dependents for a period of 24 months.  Pursuant to the terms of the Employment Agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement, dated as of March 21, 2011, by and between Tutor Perini Corporation and James A. Frost.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: March 24, 2011
By: /s/Kenneth R. Burk
Kenneth R. Burk
Executive Vice President and Chief Financial Officer